Exhibit 99.1

NR16-15

FOR IMMEDIATE RELEASE

Dynegy to Acquire Energy Capital Partners’ Interest in Atlas Joint Venture

Highlights:

•                  Dynegy to acquire Energy Capital Partners’ (ECP) 35% interest in the Atlas joint venture (JV)

•                  Dynegy to fund ECP’s share of the initial equity contribution and pay ECP a revised discounted floor price of $375 million

•                  Substantially increases the free cash flow to Dynegy

•                  Simplifies the transaction and organization structure by eliminating the JV, leading to greater synergies

•                  ECP to be Dynegy’s largest stockholder with a 15% ownership upon transaction closing

HOUSTON (June 15, 2016) — Dynegy Inc. (NYSE: DYN) announced today its intent to acquire Energy Capital Partners’ (ECP) 35% interest in the Atlas joint venture (JV) which the two companies formed in February 2016 to purchase ENGIE’s 9,058 megawatt U.S. fossil portfolio.(1) Upon completion of the ENGIE portfolio acquisition, Dynegy will own 100% of the acquired business.

Under the terms of the agreement, Dynegy will acquire ECP’s stake in the JV by assuming ECP’s share of the upfront equity funding at closing, then paying ECP the revised discounted floor price of $375 million post-closing for a total transaction value of $750 million (assuming the transaction closes on October 1, 2016).  When the Atlas JV was originally formed, ECP provided Dynegy with the ability to buy its 35% interest in the JV using a predetermined methodology which included a minimum floor price of 2.25x ECP’s net investment in the venture.  Based on expected partner equity contributions at the time, the minimum buyout price totaled $934 million including ECP’s initial capital contribution.  By taking steps to reduce the upfront capital requirement and the minimum buyout multiple, the cost of the buyout is reduced by $184 million and accelerates the full integration of the ENGIE portfolio into Dynegy’s existing business.

“As we indicated in February, Dynegy’s intent has consistently been to fully own the ENGIE U.S. fossil portfolio. The significant improvement in the financial markets since announcing the transaction in February provided an excellent opportunity for us to approach ECP about an earlier timetable,” said Robert C. Flexon, President and CEO, Dynegy. “This transaction accelerates our company’s transformation, enabling us to increase our presence further in the most desirable markets with high quality assets.”

As a result of reaching this agreement with ECP, Dynegy envisions financing the acquisition of the ENGIE portfolio at the Dynegy Inc. level instead of pursuing a portfolio-level financing as previously planned with an expected benefit of reducing annual cash interest costs by approximately $40 million. By eliminating the structural and financial complexity of the joint venture, not only does Dynegy expect to reduce the cost

(1) Updated MW based on winter capacity.

of capital associated with the transaction, but also increase potential synergies and efficiently use the company’s NOLs, leading to meaningful increases in free cash flow to Dynegy.  Dynegy’s acquisition of ECP’s interest in the JV does not impact ECP’s previously disclosed commitment to purchase $150 million in Dynegy Inc. common stock for $10.94/share at transaction closing which will result in ECP becoming Dynegy’s largest shareholder at that time.

Post-closing, the combined company will have approximately 34,700 MW of generation assets with a presence in all major competitive markets in the U.S.  The company’s fleet continues to undergo a significant transition with the addition of ENGIE’s U.S. fossil portfolio and the previously announced shutdown of various coal units, resulting in a portfolio that is 71% gas and 29% coal by year-end 2017.

The acquisition of ENGIE’s U.S. fossil portfolio remains on track to close in the fourth quarter of this year.

Investor Conference Call/Webcast

Dynegy will discuss the ECP acquisition and transaction structure on an investor conference call and webcast today, June 15, 2016, at 8:00 a.m. ET/7:00 a.m. CT.  Participants may access the webcast and related presentation materials from the Company’s website, www.dynegy.com in the “Investor Relations” section.

About Dynegy

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio and Pennsylvania.

Forward-Looking Statements

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: benefits of the buyout and the acquisition of ENGIE’s U.S. fossil portfolio, including Dynegy’s ability to finance the ENGIE portfolio acquisition at the Dynegy Inc. level; expectations regarding use of company NOLs; increase of free cash flow; expected synergies and anticipated future financial operating performance and results; expected capitalization at closing of the acquisition; expectations regarding Dynegy’s transformation; expected benefit of annual cash interest costs; and the ability to close the acquisition during the period indicated above. These statements are based on the current expectations of Dynegy’s management. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2015 Form 10-K and subsequent Form 10-Qs. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by the following, among other things, (i) conditions to the closing of the  acquisition may not be satisfied; (ii)problems may arise in successfully closing the acquisition, which may result in Dynegy not operating as effectively and efficiently as expected; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) the acquisition may involve unexpected costs or unexpected liabilities; (v) the business of Dynegy may suffer as a result of uncertainty surrounding the acquisition; (vi) Dynegy may be unable to obtain regulatory approvals required for the acquisition of ENGIE’s U.S. fossil portfolio (including Dynegy owning 100% of the acquired business) or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon the transaction; (vii) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (viii) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

#   #   #

Contacts:                                           Media: Micah Hirschfield, 713.767.5800

Analysts: Rodney McMahan, 713.507.6466